Exhibit 99.1

SurgePays Issues Summary Shareholder Letter

- Providing Preliminary 2021 Financial Results and Initial Outlook for 2022 -

BARTLETT, TN, February 1, 2022 – SurgePays, Inc. (Nasdaq: SURG) (“SurgePays” or the “Company”), a fintech company providing essential financial services and prepaid products to the underbanked and underserved, today issued a letter to shareholders from its Chairman & CEO, Brian Cox, summarizing key SurgePays developments in 2021 and providing strategic plans and initial expectations for 2022.

Dear Valued Shareholders:

2021 was a transformative year of results and accomplishments for the SurgePays team. Our key objectives, including access to capital, liquidity and long-term shareholder value, hinged on achieving a listing on the NASDAQ exchange. This was without question the most important accomplishment since starting this public company journey almost 4 years ago. Regardless of pandemics or other curveballs, our team persevered through every obstacle to succeed in this monumental accomplishment.

There were several other notable achievements and moves made during 2021 that I would like to highlight. While our sales in previous years had steadily increased, our profitability was not improving. Our executive team set out to refocus inward to explore margin expansion and pursue strategies to be more financially efficient while building the foundation for rapid sales increases. We strive to reach $1 billion in annual sales, but on a more profitable trajectory so we do not have to dilute our shareholders by raising capital. I don’t want to sell investors on valuations of future breakeven based on hope. I prefer to discuss our ability to grow rapidly organically and through accretive acquisitions while simultaneously making money across our core revenue channels. While our top line sales for 2021 did not increase at the same growth rate as previous years, our executive team did an outstanding job of reducing our monthly burn and cut our yearly operating loss by almost 50% compared to our 2020 numbers while still achieving similar top line sales numbers. These numbers improved month over month and trended towards operational positive cash flow.

Also in 2021, we enhanced our ability to provide mobile internet directly to underbanked and underserved consumers by launching our SurgePhone Mobile Broadband subsidiary. Starting with zero customers in August, we reached over 30,000 subscribers by end of year. Our growth trajectory continues and we have already achieved the milestone of over 1,000 activations in a single day. We are deploying sales teams in over 12 states in an effort to reach my target of 200,000 mobile broadband subscriber activations by the end of 2022 with monthly recurring revenue of $30 per subscriber.

SurgePays is a fintech company focused on underbanked and underserved communities. We utilize a suite of financial and prepaid products to convert corner stores into tech-hubs for underbanked neighborhoods. The neighborhood stores are profit partners that provide a multichannel distribution network for SurgePays to deliver consumer products, allow cash-to-digital currency conversions as well as capture data and build a loyal consumer base. These communities historically have been overlooked by larger corporations, but we saw the opportunity in this largely untapped market years ago and feel we have developed a competitive advantage as a sector leader by procuring a suite of all-encompassing underbanked financial and prepaid products.

We believe the infrastructure we have built positions us at a grassroots level, allowing us to serve this underbanked market better than any company in the sector. We are looking to corner the underbanked market both in the consumer’s home through our direct-to-consumer model and where these consumers shop in the neighborhood community markets. As we have enhanced our offering to now include a comprehensive suite of value-driven financial service products for the underbanked, our ability to add stores and grow market share has significantly increased.

In seeing the addressable opportunity and understanding our focus on neighborhood community markets, consider:

●	Residents of low-income neighborhoods visit c-stores five or more times per week due to proximity, convenience, and a lack of other stores in the neighborhood.
●	The underbanked generally rely on local retailers to fill the financial services gap that leaves many families operating on a cash basis.
●	There are over 74,000,000 prepaid wireless subscribers in the U.S. with most paying for service (top-up) in person.
●	Many c-store distributors have been doing business the same way for over 100 years and additionally do not serve Hispanic stores which means the market is primed for disruption.
●	The Hispanic population has increased to more than 63.6 million representing over $2 trillion in consumer spending power.

Many shareholders have asked about the future of our LogicsIQ subsidiary. We have decided that it’s in the best interest for both the company and shareholders to pursue a strategic path to spin the subsidiary off. We have our legal, consulting and banking team working diligently on the best way to maximize this transaction. I need to be able to give a focused and concise vision and mission for SurgePays. The spin-off of Logics will enable me to more clearly and quickly explain our company, our products and services and goals.

2021 Preliminary Results

For the full year 2021, we expect to report revenues between $51 - $55 million and with our loss from operations cut almost in half compared to 2020.

As part of our strategy to improve the foundation of the company, we conducted a thorough review of our infrastructure, software duplicity and excess, products and customer base. We focused on profitable products and customers while eliminating unprofitable components of our business. Also, we transitioned from our software development phase, substantially reducing monthly spend.

2022 Outlook

With the company’s foundation solidified, the balance sheet improved and the product offering growing, we anticipate a return to revenue growth in 2022. Specific goals include:

●	As I mentioned earlier, we have a goal of 200,000 mobile broadband subscriber activations by the end of the year. We believe we can generate revenue of at least $75 million in 2022. This is only for Mobile Broadband Subscribers recurring monthly revenue– a channel that only started in August of 2021.
●	We expect SurgePays consolidated to hit $130 million in annualized revenues by Q4 in 2022.
●	SurgePhone is currently approved to offer customers discounted Mobile Broadband services in California, Colorado, Florida, Illinois, Maryland, Mississippi, Missouri, Nevada, New Jersey, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas. We believe we will be offering service in over 40 states by April 2022 thus enabling us to calibrate sales upward with an essentially unlimited geographic landscape for sales.
●	We expect to grow the network of stores transacting on our SurgePays fintech platform organically and through additional acquisitions. The immediate focus is building the national sales team. The significant profit catalyst coming from the mobile broadband revenue has given us the luxury of calibrating our focus to ramping up store acquisitions 3 times as fast as originally planned. If we were burning capital, the focus would be more methodical, cautious and exploring ways to bring on stores one market at a time. Now, we can bring on stores rapidly with our key objective simply being adding stores daily. One of our key business metrics and overall valuation targets will specifically be how many independently owned stores are transacting on our network. We will initially focus on 3 to 4 markets by the 2nd quarter, to further refine the onboarding process and then expand nationally in 3rd quarter. Our goal is to grow the network to over 20,000 stores by year end.
●	Our ability to sell Bitcoin for cash, at the community store level, should start gaining traction and market acceptance as we believe we will be on the forefront of digital currently adoption by the underbanked. This is especially true in the immigrant market once consumers realize they can avoid the 15%-18% fees they are paying remittance companies simply to send cash back home to Central and South America. These consumers will be able to keep more of their own money simply by purchasing Bitcoin and sending Bitcoin to their relatives which is being made easier by Central and South American countries adopting Bitcoin and setting up fee free ATMS around their countries. Additionally, some countries such as El Salvador are even sponsoring digital wallets and creating awareness for their citizens. With remittances such a huge portion of these countries GDP, it only makes sense that these countries would attempt to reduce the remittance fees the family members of residents are paying and increase the cash going directly into their local economies. SurgePays is positioned to be the company at the grass roots store level in the U.S. enabling this disruptive transition.

We are not surprised at the success behind us and the opportunities in front of us. Our team has worked tirelessly building a foundation for this type of growth. We all realize there is a gold rush mixed with a land rush as it pertains to the last digital frontier in America: the underbanked. Our SurgePays FinTech software enables community stores to become the financial tech-hubs for underbanked and underserved neighborhoods and now our mobile broadband devices provide essential internet access in the homes of our target customers. We believe we are cornering the underbanked market both at home and where these consumers shop.

We believe the infrastructure we have built positions us to serve the underbanked market at a grassroots level better than any company in the sector. We couldn’t be more excited about the opportunities ahead and we look forward to sharing our progress with our shareholders, employees and partners. I greatly appreciate your support and interest.

Thank you,

Brian Cox

About SurgePays, Inc.

SurgePays, Inc. is a B2B fintech company focused on the underbanked community. The Company’s blockchain platform utilizes a suite of financial and prepaid products to convert corner stores into tech-hubs for underbanked neighborhoods. The neighborhood stores are profit partners that provide a multichannel distribution network for SurgePays to deliver consumer products, allow cash to digital currency conversions as well as capture data and build a loyal consumer base. Please visit www.SurgePays.com for more information.

About SurgePhone Wireless

SurgePhone, a wholly owned subsidiary of SurgePays, is a mobile virtual network operator (MVNO) company licensed by the FCC to provide subsidized mobile broadband services to consumers qualifying under the federal guidelines of the Affordable Communication Program (ACP). The ACP provides SurgePhone up to a $100 reimbursement for the cost of each tablet distributed and a $30 per customer, per month subsidy for data services. SurgePhone has received approval to offer subsidized mobile broadband in these 14 states: in California, Colorado, Florida, Illinois, Maryland, Mississippi, Missouri, Nevada, New Jersey, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas.

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

brian.prenoveau@mzgroup.us

+561 489 5315

Cautionary Note Regarding Forward-Looking Statement

This press release includes express or implied statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, statements about our future financial performance, including our revenue, cash flows, costs of revenue and operating expenses; our anticipated growth; our predictions about our industry; the impact of the COVID-19 pandemic on our business and our ability to attract, retain and cross-sell to clients. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission (“SEC”), including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The forward-looking statements in this press release speak only as of the date on which the statements are made. We undertake no obligation to update, and expressly disclaim the obligation to update, any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.